As filed with the Securities and Exchange Commission on March 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oncternal Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware		62-1715807
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

12230 El Camino Real, Suite 300
San Diego, California 92130
(Address of Principal Executive Offices) (Zip code)

Oncternal Therapeutics, Inc. 2019 Incentive Award Plan

Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan

(Full Titles of the Plans)

James B. Breitmeyer, M.D., Ph.D.

President & Chief Executive Officer

Oncternal Therapeutics, Inc.

12230 El Camino Real, Suite 300

San Diego, California 92130

(Name and Address of Agent for Service)

(858) 434-1113

(Telephone Number, Including Area Code, of Agent for Service)

The commission is requested to mail copies of all orders, notices and communications to:

Cheston J. Larson

Matthew T. Bush

Anthony A. Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share (2)	1,609,492	$8.78(4)	$14,131,340	$1,542
Common Stock, par value $0.01 per share (3)	700,000	$8.78(4)	$6,146,000	$671

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminable number of shares of the Registrant’s common stock that become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Oncternal Therapeutics, Inc. 2019 Incentive Award Plan (the “2019 Plan”) and the Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”).

(2)

Represents 1,609,492 shares of the Registrant’s common stock which equals the unregistered portion of the additional shares of common stock which became available for future grant under the 2019 Plan pursuant to its terms on January 1, 2021.

(3)

Represents 700,000 shares of common stock of the Registrant for issuance under the Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”) pursuant to its terms.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock on March 18, 2021, as reported by The Nasdaq Capital Market.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

This registration statement registers the offer and sale of an additional 1,609,492 shares of common stock of Oncternal Therapeutics, Inc. (the “Company”) for issuance under the 2019 Plan, and an additional 700,000 shares of common stock of the Company for issuance under the Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Oncternal Therapeutics, Inc. is sometimes referred to as the “Company,” “Oncternal,” “registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)

Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on March 12, 2021;

(b)	Our Current Reports on Form 8-K filed with the SEC on January 28, 2021, February 17, 2021, March 1, 2021 and March 22, 2021; and

(c)

The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on January 13, 2004, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. The Registrant expressly excludes from such incorporation any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s amended and restated bylaws provide that to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.

On June 7, 2019, Oncternal Therapeutics, Inc., formerly known as GTx, Inc. completed its transaction with the privately-held Delaware corporation that was previously known as “Oncternal Therapeutics, Inc.” (“Private Oncternal”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 6, 2019, (as amended, the “Merger Agreement”) by and among the Company, Grizzly Merger Sub, Inc. (“Merger Sub”), and Private Oncternal, pursuant to which Merger Sub merged with and into Oncternal, with Oncternal surviving as a wholly-owned subsidiary of the Company (the “Merger”). Following the Merger, the Company changed its name to Oncternal Therapeutics, Inc.

Pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization among the Company, Merger Sub, Inc. and Private Oncternal (now known as Oncternal Oncology, Inc.) dated March 6, 2019 as amended by Amendment No. 1 to Agreement and Plan of Merger and Reorganization dated April 30, 2019, from the effective time of the Merger on June 7, 2019 (the “Effective Time”) through June 7, 2025, the Company must indemnify and hold harmless each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or Oncternal Oncology, Inc., respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorney’s fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to the fact that the director or officer is or was a director or officer of the Company or of Oncternal Oncology, Inc., whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each such person will also be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation, provided that such person provides an undertaking required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the Effective Time, the Company must maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Company. In addition, prior to the Effective Time the Company purchased, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time (or until June 7, 2025) with respect to any claim related to any period of time at or prior to the effective time of the Merger.

Further, pursuant to the terms of the Merger Agreement, the provisions of the restated certificate of incorporation and amended and restated bylaws of the Company with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company shall not be amended, modified or repealed for a period of six years from the Effective Time (or until June 7, 2025) in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

3.1	Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	S-3	333-127175	4.1	08/04/2005
3.2	Certificate of Amendment of Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	8-K	000-50549	3.2	05/06/2011
3.3	Certificate of Amendment of Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	8-K	000-50549	3.3	05/09/2014
3.4	Certificate of Amendment of Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	10-Q	000-50549	3.4	05/11/2015
3.5	Certificate of Amendment of Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	8-K	000-50549	3.1	12/05/2016
3.6	Certificate of Amendment of Restated Certificate of Incorporation of Oncternal Therapeutics, Inc.	8-K	000-50549	3.1	06/10/2019
3.7	Certificate of Amendment of Restated Certificate of Oncternal Therapeutics, Inc.	8-K	000-50549	3.2	06/10/2019
3.8	Amended and Restated Bylaws of Oncternal Therapeutics, Inc.	8-K	000-50549	3.3	06/10/2019
4.1	Specimen of Common Stock Certificate	10-Q	000-50549	4.2	8/8/2019
4.2	Form of Common Stock Warrant, issued by Registrant pursuant to the Purchase Agreement, dated September 25, 2017, between Registrant and the purchasers identified in Exhibit A therein	S-3	333-221040	4.9	10/20/2017
4.3	Form of Warrant to purchase shares of Series B-2 Preferred Stock of Oncternal Therapeutics, Inc.	S-4	333-230758	4.11	4/8/2019
4.4	Form of Amendment to Warrant to Purchase shares of Series B-2 Preferred Stock of Oncternal Therapeutics, Inc.	10-Q	000-50549	4.1	8/8/2019
4.5	Form of Common Stock Warrant, issued by Registrant pursuant to the Securities Purchase Agreement, dated May 19, 2020, between the Registrant and the purchasers signatory thereto	8-K	000-50549	4.1	5/21/2020
4.6	Form of Placement Agent Warrant, issued by Registrant pursuant to the Securities Purchase Agreement, dated May 19, 2020, between the Registrant and the purchasers signatory thereto	8-K	000-50549	4.2	5/21/2020
4.7	Form of Common Stock Warrant, issued by Registrant pursuant to the Securities Purchase Agreement, dated July 17, 2020, between the Registrant and the purchasers signatory thereto	8-K	000-50549	4.1	7/21/2020
4.8	Form of Placement Agent Warrant, issued by Registrant pursuant to the Securities Purchase Agreement, dated July 17, 2020, between the Registrant and the purchasers signatory thereto	8-K	000-50549	4.2	7/21/2020
4.9	Form of Underwriter Warrant, issued by Registrant pursuant to the Amended and Restated Underwriting Agreement, dated August 27, 2020, between the Registrant and H.C. Wainwright & Co., LLC	8-K	000-50549	4.1	8/31/2020

4.10	Form of Underwriter Warrant, issued by Registrant pursuant to the Amended and Restated Underwriting Agreement, dated November 17, 2020, between the Registrant and H.C. Wainwright & Co., LLC	8-K	000-50549	4.1	11/19/2020
4.11	Form of Underwriter Warrant, issued by Registrant pursuant to the Amended and Restated Underwriting Agreement, dated December 9, 2020, between the Registrant and H.C. Wainwright & Co., LLC	8-K	000-50549	4.1	12/11/2020
5.1	Opinion of Latham & Watkins LLP	—	—	—	—	X
10.1	Oncternal Therapeutics, Inc. 2019 Incentive Award Plan	S-8	333-233288	10.1	8/14/2019
10.2	Form of Stock Option Grant Notice and Stock Option Agreement under the Oncternal Therapeutics, Inc. 2019 Incentive Award Plan	S-8	333-233288	10.2	8/14/2019
10.3	Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan	8-K	000-50549	10.1	2/17/2021
10.4	Form of Stock Option Grant Notice and Stock Option Agreement under the Oncternal Therapeutics, Inc. 2021 Employment Inducement Incentive Award Plan					X
23.1	Consent of BDO USA LLP, Independent Registered Public Accounting Firm	—	—	—	—	X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement)	—	—	—	—	X
24.1	Power of Attorney (included on Signature Page)	—	—	—	—	X

Item 9. Undertakings.

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 22nd day of March, 2021.

ONCTERNAL THERAPEUTICS, INC.
By:	/s/ James B. Breitmeyer
James B. Breitmeyer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James B. Breitmeyer, M.D., Ph.D. and Richard G. Vincent, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James B. Breitmeyer	President, Chief Executive Officer, and Director (Principal Executive Officer)	March 22, 2021
James B. Breitmeyer, M.D., Ph.D.

/s/ Richard G. Vincent	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	March 22, 2021
Richard G. Vincent

/s/ Michael G. Carter	Director	March 22, 2021
Michael G. Carter M.D., Ch.B., F.R.C.P.

/s/ David F. Hale	Director	March 22, 2021
David F. Hale.

/s/ Daniel L. Kisner	Director	March 22, 2021
Daniel L. Kisner, M.D.

/s/ William R. LaRue	Director	March 22, 2021
William R. LaRue

/s/ Rosemary Mazanet, M.D., Ph.D.	Director	March 22, 2021
Rosemary Mazanet, M.D., Ph.D.

/s/ Xin Nakanishi, Ph.D.	Director	March 22, 2021
Xin Nakanishi, Ph.D.

Director
Man Cho

/s/ Charles P. Theuer, M.D., Ph.D.	Director	March 22, 2021
Charles P. Theuer, M.D., Ph.D.

/s/ Robert J. Wills, Ph.D.	Director	March 22, 2021
Robert J. Wills, Ph.D.